Exhibit 99
QUARTERLY REPORT TO STOCKHOLDERS
2016 THIRD QUARTER

First Mid Announces:

▪	Completion of First Clover Leaf Financial Corp. Acquisition and Retention of Market Team

▪	Growth in Net Income, Earnings Per Share, and Dividends Per Share

▪	Continued Strong Asset Quality Metrics

▪	Increased Daily Trading Volume and Enhanced Liquidity in First Mid Stock

We continue to execute on our strategic plan: solid financial performance, strong organic loan growth, completion of an acquisition that expands our metro St. Louis presence, and improving stock liquidity. It has been a very busy and productive quarter.

As highlighted, we successfully completed the acquisition of First Clover Leaf Financial Corp. and its subsidiary bank First Clover Leaf Bank, N.A. (“First Clover Leaf”). We closed on September 8 and are excited by the community reception and future growth prospects this market presents. First Clover Leaf has operated in the St Louis metro-east market for many years. Our higher combined legal lending limit, the additional products and services First Mid can provide, and the strength of our combined teams makes us a stronger community banking partner. We are delighted that we have retained an experienced executive banking team, and Mary Schwartz Westerhold, who had previously served on the board of First Clover Leaf, has been appointed to the board of First Mid. Planning for the operating system conversion and combination of the First Clover Leaf Bank, N.A. into First Mid-Illinois Bank and Trust, N.A. is underway and we expect to complete this late in the first quarter of 2017, pending regulatory approval.

As you review the quarter-end financial statements, you will see many items on the balance sheet, income statement, and performance ratios that are impacted by the acquisition. First Clover Leaf Bank had $668 million in assets including $442 million in loans and $534 million in deposits as of September 30, 2016. The 2016 and 2015 financial reports include operating results for the 12 Southern Illinois banking centers acquired from Old National Bancorp on August 14, 2015 and operating results from the Illiana Insurance Agency acquired on December 1, 2015. In addition, 2016 results include $785,000 in acquisition costs for First Clover Leaf and their operating results since acquisition. Net income before taxes was also positively impacted by $297,000 due to the First Clover Leaf purchase accounting accretion and amortization for the third quarter of 2016, net of amortization expense of intangibles.

Our financial results continue to deliver higher net income, earnings and dividends per share in 2016. Net income for the first nine months of 2016 increased 27% to $15,043,000 compared to $11,858,000 for the same period last year. On a per share basis, diluted earnings per share were $1.50 for the first nine months of 2016 compared to $1.33 for the same period in 2015. Dividends per share were $.46 compared to $.29 for the same period last year including the special pro-rated dividend of $.16 that was paid prior to the First Clover Leaf closing. 2016 year-to-date (YTD) net income increased due to greater net interest income with growth in earning assets from the First Clover Leaf acquisition and strong loan growth in our legacy markets. Also, non-interest income increased with greater revenues from insurance, brokerage and electronic services.

YTD net interest income totaled $49.7 million compared to $40.0 million for the same period last year while the third quarter of 2016 was $17.6 million compared to $14.0 million for the third quarter of 2015. The increase in net interest income is primarily due to the growth in earning assets including loans and investments. Loan balances increased to $1.81 billion as of September 30, 2016 compared to $1.28 billion at year-end and $1.24 billion last September. $442 million of the increase in 2016 resulted from the First Clover Leaf acquisition and loan balances have increased by $83 million or 5% in 2016 from the legacy First Mid locations. We had solid growth in the third quarter of 2016 as loan balances from the legacy markets increased by $49 million. The growth was primarily in commercial operating and commercial real estate loans. In addition, investment balances increased over the past year as we invested the cash received from the Old National branch acquisition. Our deposit balances increased to $2.27 billion as of September 30, 2016 compared to $1.73 billion as of year-end and $1.73 billion last September. $534 million of the increase resulted from the First Clover Leaf acquisition. Deposit balances in our legacy markets have essentially been flat since year-end although balances increased by $26.6 million during the third quarter of 2016 with growth in checking account balances. We had higher liquidity levels for most of the first nine months of 2016 as we deployed the cash from the branch acquisition. The higher liquidity levels and pressure on investment yields from intermediate-term interest rates moving lower during the first nine months of 2016 reduced the net interest margin on a tax equivalent basis (TE)(5). The net interest margin (TE), a non-GAAP metric, for the first nine months of 2016 was 3.38% compared to 3.40% for the same period last year. The net interest margin (TE) for the third quarter of 2016 was 3.40% compared to 3.37% for the second quarter of 2016 and 3.23% for the third quarter of 2015. The ratio was modestly higher due to loan growth and the inclusion of the First Clover Leaf acquisition purchase accounting amortization.

2016 YTD provision expense for the nine months ended September 30 was $1.9 million compared to $.9 million for the same period last year while the provision for the third quarter of 2016 was $1.1 million compared to $.5 million for the third quarter of 2015. Provision expense was higher primarily due to the growth in the loan portfolio and a modest increase in total non-performing loans and other real estate loans in legacy First Mid markets. Total non-performing loans and other real estate loans at September 30, 2016 were $17.9 million with First Clover Leaf adding $11.6 million. The legacy First Mid markets had balances of $6.3 million compared to $4.5 million at year-end and $3.8 million last September. During the first nine months of 2016, net charge-offs remained low at $343,000 which is the same amount for the same period last year. As mentioned, $442 million in loans were added with the First Clover Leaf acquisition and loans were recorded under fair value accounting which does not allow the carryover of the allowance for loan losses. This was the primary reason for the allowance for loan losses to total loans declining to .89% and the ratio of the allowance for loan losses to non-performing loans declined to 102% as of September 30, 2016.

Non-interest income for the first nine months of 2016 was $20.0 million compared to $14.3 million for the same period last year. Insurance commissions were $1.2 million higher than last year with the additional revenues from Illiana Insurance Agency. Year to date revenues from electronic services were $1.2 million greater than last year, deposit service charges increased by $974,000, and brokerage revenues were $527,000 higher than the first nine months of last year primarily due to the addition of the Southern Illinois locations.

Operating expenses for the first nine months of 2016 were $44.6 million compared to $34.9 million last year. The operating expenses of the acquired Old National branch locations, the Illiana Insurance Agency, and First Clover Leaf (since September 8) are included in the 2016 expenses as well as $785,000 of First Clover Leaf acquisition costs. Salaries and benefits expense increased to $23.3 million compared to $18.9 million for the same period last year as full-time equivalent employees increased to 596 at September 30, 2016 from 499 as of September 30, 2015. Occupancy expenses also increased to $8.4 million from $6.3 million for the first nine months of last year with the addition of the 12 Old National branch locations. In 2016, we donated a branch building in Monticello, Illinois, and $653,000 is included in donations expense reflecting the net book value deducted for tax purposes.

Our regulatory capital ratios remain strong and in excess of the regulatory minimums to be considered well-capitalized post acquisition. Tier 1 capital to risk-weighted assets and total capital to risk-weighted assets declined slightly since year-end with the First Clover Leaf acquisition and the movement of cash from the Old National branch acquisition into loans and investments that require a higher capital allocation. We also completed the conversion of $27.4 million of Series C preferred stock to common stock during the second quarter of 2016. The conversion led to the increase in the common equity capital ratios. Our tangible book value per common share, a non-GAAP metric(1), increased during the first nine months of 2016 to $17.34 compared to $15.09 at year-end and $15.32 as of September 30, 2015 primarily due to the increase in retained earnings from net income.

In my last quarterly update, I mentioned that First Mid-Illinois Bancshares, Inc. joined the Russell 3000 Index. Over the past few years, we have completed strategic initiatives including listing on NASDAQ and adding institutional investment to give First Mid stock increased exposure to investors and the financial community. These steps have contributed to a significant increase in First Mid shares traded as we averaged over 25,000 shares traded over the past three months. The increase in trading volume creates a more efficient market for our stock and has improved liquidity for our shareholders.

I am pleased with the efforts of the First Mid team in completing the First Clover Leaf acquisition while continuing to produce solid financial results. Our team is focused on execution, delivering value, and providing additional services to our expanding customer base. Thank you for your continued support of First Mid-Illinois Bancshares, Inc. and please contact me if you should have any questions.

Sincerely,
Joseph R. Dively
Chairman and Chief Executive Officer
217-258-9520
jdively@firstmid.com

October 27, 2016

Third Quarter 2016 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)	(unaudited)		(unaudited)
	September 30,	December 31,	September 30,
	2016	2015	2015
Assets
Cash and cash equivalents	$123,037	$115,784	$215,463
Investment securities	684,571	629,056	552,591
Loans (including loans held for sale)	1,806,745	1,281,889	1,236,749
Less allowance for loan losses	(16,161)	(14,576)	(14,228)
Net loans	1,790,584	1,267,313	1,222,521
Premises and equipment, net	40,695	31,340	31,582
Goodwill and intangibles, net	71,209	50,004	47,362
Bank Owned Life Insurance	41,031	—	—
Other assets	32,821	21,002	22,509
Total assets	$2,783,948	$2,114,499	$2,092,028

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$431,480	$342,636	$331,206
Interest bearing	1,833,779	1,389,932	1,400,654
Total deposits	2,265,259	1,732,568	1,731,860
Repurchase agreements with customers	127,432	128,842	108,499
Other borrowings	72,109	20,000	20,000
Junior subordinated debentures	23,892	20,620	20,620
Other liabilities	7,991	7,460	7,240
Total liabilities	2,496,683	1,909,490	1,888,219
Total stockholders’ equity	287,265	205,009	203,809
Total liabilities and stockholders’ equity	$2,783,948	$2,114,499	$2,092,028

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(in thousands) (unaudited)	Nine months ended
	September 30,
	2016	2015
Balance at beginning of period	$205,009	$164,916
Net income	15,043	11,858
Dividends on preferred stock and common stock	(5,343)	(3,680)
Issuance of preferred and common stock	66,906	28,806
Purchase of treasury stock	—	(1,041)
Deferred compensation and other adjustments	297	214
Changes in accumulated other comprehensive income	5,353	2,736
Balance at end of period	$287,265	$203,809

Third Quarter 2016 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data) (unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Interest income:
Interest and fees on loans	$15,294	$12,198	$42,496	$34,974
Interest on investment securities	3,229	2,682	9,622	7,473
Interest on federal funds sold & other deposits	100	63	367	107
Total interest income	18,623	14,943	52,485	42,554
Interest expense:
Interest on deposits	623	645	1,777	1,690
Interest on repurchase agreements with customers	23	14	62	43
Interest on other borrowings	192	156	510	479
Interest on subordinated debt	162	132	456	390
Total interest expense	1,000	947	2,805	2,602
Net interest income	17,623	13,996	49,680	39,952
Provision for loan losses	1,081	481	1,927	889
Net interest income after provision for loan losses	16,542	13,515	47,753	39,063
Non-interest income:
Trust revenues	774	795	2,549	2,575
Brokerage commissions	526	329	1,440	913
Insurance commissions	738	459	2,806	1,568
Service charges	1,824	1,536	4,977	4,003
Securities gains, net	466	1	1,130	231
Mortgage banking revenues	382	172	715	549
ATM / debit card revenue	1,457	1,200	4,418	3,224
Other	731	517	1,966	1,282
Total non-interest income	6,898	5,009	20,001	14,345
Non-interest expense:
Salaries and employee benefits	7,844	6,522	23,293	18,875
Net occupancy and equipment expense	2,864	2,424	8,389	6,329
Amortization of intangible assets	455	155	1,312	466
Legal and professional expense	713	660	2,414	1,842
Other	3,444	3,121	9,226	7,404
Total non-interest expense	15,320	12,882	44,634	34,916
Income before income taxes	8,120	5,642	23,120	18,492
Income taxes	2,812	1,979	8,077	6,634
Net income	$5,308	$3,663	$15,043	$11,858

Per Share Information
Basic earnings per common share	$0.51	$0.37	$1.52	$1.35
Diluted earnings per common share	0.51	0.37	1.50	1.33
Dividends per common share	0.16	—	0.46	0.29

Third Quarter 2016 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
SELECTED FINANCIAL HIGHLIGHTS	As of
	(unaudited)		(unaudited)
	September 30,	December 31,	September 30,
	2016	2015	2015
SHARE AND PER COMMON SHARE DATA
Book value per common share	$23.06	$21.01	$20.95
Tangible book value per common share (1)	$17.34	$15.09	$15.32
Common shares outstanding	12,457,462	8,453,967	8,421,472
Market price of stock	$27.26	$26.00	$22.00

REGULATORY CAPITAL RATIOS
Leverage ratio	11.02%	9.20%	10.21%
Total capital to risk-weighted assets	12.85%	14.25%	14.88%
Tier 1 capital to risk-weighted assets	12.08%	13.23%	13.84%
Common equity tier 1 capital to risk weighted assets (2)	10.90%	9.92%	10.36%
Preferred stockholders' equity	$0	$27,400,000	$27,400,000
Common stockholders' equity	$287,265,000	$177,609,000	$176,409,000

ASSET QUALITY
Allowance for loan losses to non-performing loans	102%	363%	405%
Allowance for loan losses to total loans outstanding	0.89%	1.14%	1.15%
Total YTD net charge-offs (3)	$343,000	$424,000	$343,000
Total non-performing loans and other real estate owned	$17,888,000	$4,491,000	$3,831,000

	Three months ended (unaudited)			Nine months ended (unaudited)
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
PERFORMANCE RATIOS (3)
Return on average assets (4)	0.92%	0.93%	0.78%	0.92%	0.92%
Return on average common equity (4)	9.02%	9.44%	7.17%	9.34%	8.86%
Net interest margin, TE (5)	3.40%	3.37%	3.23%	3.38%	3.40%

(1)	A non-GAAP metric defined as total common equity less goodwill and intangibles divided by common shares outstanding as of period end

(2)	A non-GAAP metric defined as total common equity adjusted for gains/(losses) less goodwill and intangibles divided by risk weighted assets as of period end

(3)	Financial information is provided as of the date listed except Performance Ratios and Total Net charge-offs which are as of the period ending on the date listed

(4)	Net income is annualized for period

(5)
A non-GAAP net interest margin on a tax equivalent basis (TE), where the interest earned on tax-exempt securities and loans is adjusted to an amount comparable to interest subject to normal income taxes assuming a federal tax rate of 35%

Corporate Profile

First Mid-Illinois Bancshares, Inc. is the parent company of First Mid-Illinois Bank & Trust, N.A. ("First Mid Bank"), First Clover Leaf Bank, N.A. ("First Clover Leaf"), Mid-Illinois Data Services, Inc., and First Mid Insurance Group. Our mission is to fulfill the financial needs of our communities with exceptional personal service, professionalism and integrity, and deliver meaningful value and results for customers and shareholders.

First Mid Bank was first chartered in 1865 and has since grown into a more than $2.1 billion community-focused organization that provides financial services through a network of 46 banking centers in 33 communities. First Clover Leaf was acquired in September 2016 and has 7 banking centers in 4 Illinois and 1 Missouri communities. Our talented team is comprised of over 600 men and women who take great pride in First Mid Bank and the Company, their work and their ability to serve our customers.

More information about the Company is available on our website at www.firstmid.com. Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol "FMBH."

Note Concerning Forward-looking Statements
This presentation may contain certain forward-looking statements, such as discussions of the Company's pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1955. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including those described in Item 1A - "Risk Factors" and other sections of the Company's Annual Report on Form 10-K, and in the Company's other filings with the SEC. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com